Exhibit 2
Unaudited Condensed Consolidated Interim Financial Statements of WPP plc
WPP plc
Unaudited condensed consolidated interim income statement
for the six months ended 30 June 2024 and 2023

	Notes	Six months ended 30 June 2024		Six months ended 30 June 2023
		£m		£m
Revenue	3	7,227		7,221
Costs of services		(6,187)		(6,157)
Gross profit		1,040		1,064
General and administrative costs		(617)		(758)
Operating profit		423		306
Earnings from associates - after interest and tax		16		1
Profit before interest and taxation		439		307
Finance and investment income		74		103
Finance costs		(210)		(231)
Revaluation and retranslation of financial instruments		35		25
Profit before taxation	3	338		204
Taxation		(92)		(55)
Profit for the period		246		149

Attributable to:
Equity holders of the parent		205		112
Non-controlling interests		41		37
		246		149

Earnings per share
Basic earnings per ordinary share	5	19.1	p	10.5	p
Diluted earnings per ordinary share	5	18.8	p	10.3	p

Note
The accompanying notes form an integral part of this unaudited condensed consolidated interim income statement.

WPP plc
Unaudited condensed consolidated interim statement of comprehensive income for the six months ended 30 June 2024 and 2023

	Six months ended 30 June 2024	Six months ended 30 June 2023
	£m	£m
Profit for the period	246	149
Items that may be reclassified subsequently to profit or loss:
Foreign exchange differences on translation of foreign operations	(37)	(285)
(Loss)/gain on net investment hedges	(18)	78
Cash flow hedges:
Fair value loss arising on hedging instruments	(45)	(24)
Less: gain reclassified to profit or loss	29	24
Costs of hedging[1]	11	—
	(60)	(207)
Items that will not be reclassified subsequently to profit or loss:
Movements on equity investments held at fair value through other comprehensive income	(2)	(3)
	(2)	(3)
Other comprehensive loss for the period	(62)	(210)
Total comprehensive income/(loss) for the period	184	(61)

Attributable to:
Equity holders of the parent	142	(76)
Non-controlling interests	42	15
	184	(61)

Note
The accompanying notes form an integral part of this unaudited condensed consolidated interim statement of comprehensive income.
1     During 2024, WPP entered into hedging arrangements for which the foreign currency basis within the hedging instrument was excluded from the hedge designation, and identified as a cost of hedging, as permitted by IFRS.

WPP plc
Unaudited condensed consolidated interim cash flow statement for the six months ended 30 June 2024 and 2023

	Notes	Six months ended 30 June 2024	Six months ended 30 June 2023
		£m	£m
Net cash outflow from operating activities[1]	6	(540)	(445)
Investing activities
Acquisitions[1]		(33)	(198)
Disposals of investments and subsidiaries		29	11
Purchases of property, plant and equipment		(82)	(81)
Purchases of other intangible assets (including software)		(25)	(23)
Proceeds on disposal of property, plant and equipment		1	3
Net cash outflow from investing activities		(110)	(288)
Financing activities
Principal elements of lease payments		(140)	(135)
Share option proceeds		—	1
Cash consideration received from non-controlling interests		3	—
Cash consideration for purchase of non-controlling interests		(20)	(16)
Share repurchases and buybacks		(57)	(37)
Proceeds from borrowings and bonds		1,060	1,044
Repayment of borrowings and bonds		(13)	(470)
Financing and share issue net costs		(6)	(5)
Dividends paid to non-controlling interests in subsidiary undertakings		(34)	(61)
Net cash inflow from financing activities		793	321
Net increase/(decrease) in cash and cash equivalents		143	(412)
Translation of cash and cash equivalents		(59)	(59)
Cash and cash equivalents at beginning of period		1,860	1,986
Cash and cash equivalents at end of period	7	1,944	1,515

Note
The accompanying notes form an integral part of this unaudited condensed consolidated interim cash flow statement.
1This includes initial cash consideration for acquisitions (less cash and cash equivalents acquired) as well as earnout payments made.
Earnout payments in excess of the amount determined at acquisition are recorded as operating activities.

WPP plc
Unaudited condensed consolidated interim balance sheet
as at 30 June 2024 and 31 December 2023

	Notes	30 June 2024	31 December 2023
		£m	£m
Non-current assets
Intangible assets:
Goodwill		8,345	8,389
Other intangibles		793	850
Property, plant and equipment		835	828
Right-of-use assets		1,312	1,382
Interests in associates		251	287
Other investments		312	333
Deferred tax assets		340	324
Corporate income tax recoverable		50	77
Trade and other receivables		200	209
		12,438	12,679
Current assets
Corporate income tax recoverable		146	115
Trade and other receivables		7,982	8,460
Accrued income		3,119	3,151
Cash and short-term deposits	7	2,128	2,218
		13,375	13,944
Current liabilities
Trade and other payables		(11,912)	(13,323)
Deferred income		(1,271)	(1,319)
Corporate income tax payable		(264)	(370)
Lease liabilities		(263)	(292)
Bank overdrafts and bonds	7	(1,201)	(946)
Provisions for liabilities and charges[1]		(77)	(55)
		(14,988)	(16,305)
Net current liabilities		(1,613)	(2,361)
Total assets less current liabilities		10,825	10,318
Non-current liabilities
Bonds	7	(4,298)	(3,775)
Trade and other payables		(228)	(283)
Deferred tax liabilities		(184)	(179)
Employee benefit obligations		(134)	(136)
Provisions for liabilities and charges[1]		(243)	(250)
Lease liabilities		(1,780)	(1,862)
		(6,867)	(6,485)
Net assets		3,958	3,833
Equity
Called-up share capital		114	114
Share premium account		577	577
Other reserves		138	187
Own shares		(940)	(990)
Retained earnings		3,608	3,488
Equity shareholders’ funds		3,497	3,376
Non-controlling interests		461	457
Total equity		3,958	3,833

Note
The accompanying notes form an integral part of this unaudited condensed consolidated interim balance sheet.
1     Current provisions for liabilities and charges were previously presented within Non-current provisions for liabilities and charges.

WPP plc
Unaudited condensed consolidated interim statement of changes in equity for the six months ended 30 June 2024 and 2023

	Called-up share capital	Share premium account	Other reserves	Own shares	Retained earnings[1]	Total equity shareholders’ funds	Non- controlling interests	Total
	£m	£m	£m	£m	£m	£m	£m	£m
Balance at 1 January 2023	114	576	285	(1,054)	3,760	3,681	479	4,160
Profit for the period	—	—	—	—	112	112	37	149
Other comprehensive loss	—	—	(184)	—	(4)	(188)	(22)	(210)
Total comprehensive (loss)/income	—	—	(184)	—	108	(76)	15	(61)
Dividends paid	—	—	—	—	—	—	(61)	(61)
Ordinary shares issued	—	1	—	—	—	1	—	1
Treasury shares used for share option schemes	—	—	—	55	(55)	—	—	—
Non-cash share-based incentive plans (including share options)	—	—	—	—	76	76	—	76
Tax adjustment on share-based payments	—	—	—	—	2	2	—	2
Net movement in own shares held by ESOP Trusts	—	—	—	(14)	(23)	(37)	—	(37)
Recognition/derecognition of liabilities in respect of put options	—	—	4	—	(2)	2	—	2
Net movement in non-controlling interests[2]	—	—	—	—	(11)	(11)	(6)	(17)
Total transactions with owners	—	1	4	41	(13)	33	(67)	(34)

Balance at 30 June 2023	114	577	105	(1,013)	3,855	3,638	427	4,065

	Called-up share capital	Share premium account	Other reserves	Own shares	Retained earnings[1]	Total equity shareholders’ funds	Non- controlling interests	Total
	£m	£m	£m	£m	£m	£m	£m	£m
Balance at 1 January 2024	114	577	187	(990)	3,488	3,376	457	3,833
Profit for the period	—	—	—	—	205	205	41	246
Other comprehensive income	—	—	(61)	—	(2)	(63)	1	(62)
Total comprehensive (loss)/income	—	—	(61)	—	203	142	42	184
Dividends paid	—	—	—	—	—	—	(34)	(34)
Ordinary shares issued	—	—	—	—	—	—	—	—
Treasury shares used for share option schemes	—	—	—	54	(54)	—	—	—
Non-cash share-based incentive plans (including share options)	—	—	—	—	56	56	—	56
Tax adjustment on share-based payments		—	—	—	—	—	—	—
Net movement in own shares held by ESOP Trusts	—	—	—	(4)	(53)	(57)	—	(57)
Recognition/derecognition of liabilities in respect of put options	—	—	12	—	2	14	—	14
Net movement in non-controlling interests[2]	—	—	—	—	(34)	(34)	(4)	(38)
Total transactions with owners	—	—	12	50	(83)	(21)	(38)	(59)

Balance at 30 June 2024	114	577	138	(940)	3,608	3,497	461	3,958

Notes
The accompanying notes form an integral part of this unaudited condensed consolidated interim statement of changes in equity.
1Accumulated losses on existing equity investments held at fair value through other comprehensive income are £349 million at 30 June 2024 (31 December 2023: £347 million).
2Net movement in non-controlling interests represents movements in retained earnings and non-controlling interests arising from changes in ownership of existing subsidiaries and recognition of non-controlling interests on new acquisitions.

Notes to the unaudited condensed consolidated interim financial statements
1. Basis of preparation
The unaudited condensed consolidated interim financial statements for the six months ended 30 June 2024 comply with IAS 34 Interim Financial Reporting as issued by the International Accounting Standards Board (IASB) and with the accounting policies of WPP plc and its subsidiaries (the Group), which were set out in the fiscal year 2023 Form 20-F. No changes have been made to the Group’s accounting policies in the period ended 30 June 2024, with the exception of taxation described below.

The tax charge for the Group is calculated in accordance with IAS 34, by applying management’s best estimate of the effective tax rate (excluding discrete items) expected to apply to total annual earnings, to the profit before tax for the six months ended 30 June 2024. This is then adjusted for certain discrete items which occurred in the interim period and incorporates the Group's assessment of the impact of the OECD Pillar Two rules, which was insignificant in calculating the Group’s tax charge.

The Group does not consider that the amendments to standards adopted during the period have a significant impact on the financial statements.

The unaudited condensed consolidated interim financial statements are prepared under the historical cost convention, except for the revaluation of certain financial instruments as disclosed in our accounting policies. The unaudited condensed consolidated interim financial statements for the six months to 30 June 2024 and six months to 30 June 2023 do not constitute statutory accounts. The statutory accounts for the year ended 31 December 2023, reported on by the Group's previous auditor, have been delivered to the Jersey Registrar and received an unqualified auditors’ report.

On 8 May 2024, the Group appointed PricewaterhouseCoopers LLP as the company’s new auditor.

Having considered the principal risks (as outlined in the fiscal year 2023 Form 20-F), the directors consider it appropriate to adopt the going concern basis of accounting in preparing these interim financial statements. In making this assessment, the directors have reviewed the results of latest cash flow forecasts, incorporating a severe but plausible downside modelling the impact of a 29% decrease in revenue, offset by cost mitigations.

The unaudited condensed consolidated interim financial statements do not include all the information and disclosures required in the annual financial statements and should be read in conjunction with the Group’s annual consolidated financial statements as at 31 December 2023.
The presentation currency of the Group is pounds sterling and the unaudited condensed consolidated interim financial statements have been prepared on this basis. The period ended 30 June 2024 unaudited condensed consolidated interim income statement is prepared using, among other currencies, average exchange rates of US$1.27 to the pound (period ended 2023: US$1.23) and €1.17 to the pound (period ended 2023: €1.14). The unaudited condensed consolidated interim balance sheet as at 30 June 2024 has been prepared using the exchange rates on that day of US$1.26 to the pound (31 December 2023: US$1.27) and €1.18 to the pound (31 December 2023: €1.15).
2. Costs of services and general and administrative costs
Costs of services and general and administrative costs include:

	Six Months Ended 30 June 2024	Six Months Ended 30 June 2023
	£m	£m
Staff costs	3,985	4,141
Establishment costs	242	272
Media pass-through costs	1,208	1,023
Other costs of services and general and administrative costs[1]	1,369	1,479
	6,804	6,915

Note
1Other costs of services and general and administrative costs include £420 million (period ended 2023: £387 million) of other pass-through costs.

Notes to the unaudited condensed consolidated interim financial statements (continued)
2. Costs of services and general and administrative costs (continued)
Other costs of services and general and administrative costs include:

	Six Months Ended 30 June 2024	Six Months Ended 30 June 2023
	£m	£m
Goodwill impairment	—	53
Amortisation and impairment of acquired intangible assets	57	36
Restructuring and transformation costs	131	87
Property-related restructuring costs	22	180
In the prior period, the goodwill impairment charge of £53 million related to businesses in the Group that were closed or where the impact of macroeconomic conditions and trading circumstances indicated impairment to the carrying value.
Amortisation and impairment of acquired intangible assets of £57 million (2023: £36 million) includes an accelerated amortisation charge of £20 million (2023: £2 million impairment charge) for certain brands that no longer have an indefinite useful life due to the creation of Burson.
Restructuring and transformation costs of £131 million (2023: £87 million) include £47 million (2023: £54 million) in relation to the Group's IT transformation programme. These IT costs include £27 million (2023: £24 million) of costs in relation to the rollout of new ERP systems in order to drive efficiency and collaboration throughout the Group; and £19 million (2023:£15 million) related to an IT transition programme to move to a multi-vendor environment.
Restructuring and transformation costs also include £76 million (2023: £26 million) of costs related to the continuing restructuring plan, including the creation of VML and Burson, and simplification of GroupM. The prior period costs include restructuring actions at under-performing businesses, aimed to reduce ongoing costs and simplify operational structures. Also included within restructuring and transformation costs is £8 million (2023: £7 million) of on-going property costs, related to impairments the Group recognised in prior years in response to the COVID-19 pandemic.
Property-related restructuring costs of £22 million (2023: £180 million) include £16 million (2023: £nil) of on-going property costs related to property impairments recognised in the prior year as part of the Group’s property requirements review in 2023; and £6 million of additional impairment charges related to the reassessment of sublet assumptions on previously impaired properties. The impairment charges included within property-related costs include £3 million (2023: £102 million) in relation to right-of-use assets and £1 million (2023: £38 million) of related property, plant and equipment.

Notes to the unaudited condensed consolidated interim financial statements (continued)
3. Segmental analysis
Reported contributions by reportable segments were as follows:

	Six Months Ended 30 June 2024	Six Months Ended 30 June 2023
	£m	£m
Revenue[1,2]
Global Integrated Agencies	6,117	6,082
Public Relations	601	618
Specialist Agencies	509	521
	7,227	7,221
Revenue less pass-through costs[1,3]
Global Integrated Agencies	4,595	4,760
Public Relations	568	584
Specialist Agencies	436	467
	5,599	5,811
Headline operating profit[1,4]
Global Integrated Agencies	551	550
Public Relations	80	88
Specialist Agencies	15	28
	646	666
Adjusting items within IFRS operating profit[4]	(223)	(360)
Financing items[5]	(101)	(103)
Earnings from associates - after interest and tax	16	1
Reported profit before tax	338	204

Notes
1    Prior year figures have been re-presented to reflect the reallocation of a number of businesses between Global Integrated Agencies and Specialist Agencies. The impact of the re-presentation is not material.
2    Intersegment sales have not been separately disclosed as they are not material.
3     Revenue less pass-through costs is revenue less media and other pass-through costs. Pass-through costs comprise fees paid to external suppliers where they are engaged to perform part or all of a specific project and are charged directly to clients, predominately media costs.
4     A reconciliation from reported profit before tax to headline operating profit is also provided in Note 11.
5    Financing items include finance and investment income, finance costs and revaluation and retranslation of financial instruments.

Notes to the unaudited condensed consolidated interim financial statements (continued)
3. Segmental analysis (continued)
Reported contributions by geographical area were as follows:

	Six Months Ended 30 June 2024	Six Months Ended 30 June 2023
	£m	£m
Revenue[1]
North America[3]	2,781	2,744
United Kingdom	1,058	1,065
Western Continental Europe	1,458	1,477
Asia Pacific, Latin America, Africa & Middle East and Central & Eastern Europe	1,930	1,935
	7,227	7,221
Revenue less pass-through costs[1]
North America[3]	2,207	2,284
United Kingdom	779	796
Western Continental Europe	1,164	1,179
Asia Pacific, Latin America, Africa & Middle East and Central & Eastern Europe	1,449	1,552
	5,599	5,811
Headline operating profit[2]
North America[3]	336	287
United Kingdom	78	98
Western Continental Europe	117	111
Asia Pacific, Latin America, Africa & Middle East and Central & Eastern Europe	115	170
	646	666
Notes
1     Intersegment sales have not been separately disclosed as they are not material.
2     A reconciliation from reported profit before tax to headline operating profit is also provided in Note 11.
3    North America includes the US, which has revenue of £2,609 million (2023: £2,579 million), revenue less pass-through costs of £2,071 million (2023: £2,144 million) and headline operating profit of £316 million (2023: £268 million).

4. Ordinary dividends
The Board has recommended an interim dividend of 15.0p (2023: 15.0p) per ordinary share. This is expected to be paid on 1 November 2024 to shareholders on the register at 11 October 2024. The Board recommended a final dividend of 24.4p per ordinary share in respect of 2023. This was paid on 5 July 2024.
5. Earnings per share (EPS)
Basic EPS
The calculation of basic EPS is as follows:

	Six Months Ended 30 June 2024	Six Months Ended 30 June 2023
Earnings[1] (£ million)	205	112
Weighted average shares used in basic EPS calculation (million)	1,075	1,071
EPS	19.1p	10.5p
Diluted EPS
The calculation of diluted EPS is as follows:

	Six Months Ended 30 June 2024	Six Months Ended 30 June 2023
Earnings[1] (£ million)	205	112
Weighted average shares used in diluted EPS calculation (million)	1,092	1,091
Diluted EPS	18.8p	10.3p

Notes to the unaudited condensed consolidated interim financial statements (continued)
A reconciliation between the shares used in calculating basic and diluted EPS is as follows:

	Six Months Ended 30 June 2024	Six Months Ended 30 June 2023
	£m	£m
Weighted average shares used in basic EPS calculation	1,075	1,071
Dilutive share options outstanding	—	1
Other potentially issuable shares	17	19
Weighted average shares used in diluted EPS calculation	1,092	1,091
At 30 June 2024 there were 1,141,513,946 (30 June 2023: 1,141,513,196) ordinary shares in issue, including 62,959,463 treasury shares (30 June 2023: 66,675,497).

Note
1Earnings is equivalent to profit for the period attributable to equity holders of the parent.

Notes to the unaudited condensed consolidated interim financial statements (continued)
6. Analysis of cash flows
The following tables analyse the net cash outflow from operating activities presented within the cash flow statement on page 3:
Net cash outflow from operating activities:

	Six Months Ended 30 June 2024	Six Months Ended 30 June 2023
	£m	£m
Profit for the period	246	149
Taxation	92	55
Revaluation and retranslation of financial instruments	(35)	(25)
Finance costs	210	231
Finance and investment income	(74)	(103)
Earnings from associates - after interest and tax	(16)	(1)
Operating profit	423	306
Adjustments for:
Non-cash share-based incentive plans (including share options)	56	76
Depreciation of property, plant and equipment	81	84
Depreciation of right-of-use assets	110	129
Impairment charges included within adjusting items[1]	4	140
Goodwill impairment	—	53
Amortisation and impairment of acquired intangible assets	57	36
Amortisation of other intangible assets	14	9
Impairment of investments in associates	23	11
(Gains)/losses on disposal of investments and subsidiaries	(8)	3
Gains on sale of property, plant and equipment	(2)	(1)
Operating cash flow before movements in working capital and provisions	758	846
Decrease in trade receivables and accrued income	430	1,090
Decrease in trade payables and deferred income	(1,055)	(1,612)
Increase in other receivables	(109)	(65)
Decrease in other payables	(337)	(509)
Increase in provisions	15	52
Cash used by operations	(298)	(198)
Corporation and overseas tax paid	(168)	(171)
Other interest and similar charges paid	(118)	(156)
Interest paid on lease liabilities	(47)	(49)
Interest received	69	108
Investment income	5	3
Dividends from associates	18	19
Earnout payments recognised in operating activities[2]	(1)	(1)
Net cash outflow from operating activities	(540)	(445)

Notes
1 Impairment charges included within adjusting items includes impairments for right-of-use assets, property, plant and equipment, and other intangible assets.
2 Earnout payments in excess of the amount determined at acquisition are recorded as operating activities.

Notes to the unaudited condensed consolidated interim financial statements (continued)
7. Cash and cash equivalents and adjusted net debt

	30 June 2024	31 December 2023
	£m	£m
Cash at bank and in hand	1,698	2,037
Short-term bank deposits	430	181
Overdrafts[1]	(184)	(358)
Cash and cash equivalents	1,944	1,860
Bonds due within one year	(1,017)	(588)
Bonds due after one year	(4,298)	(3,775)
Bond borrowings	(5,315)	(4,363)
Cash and cash equivalents less bond borrowings	(3,371)	(2,503)
The Group estimates that the fair value of corporate bonds is £5,041 million at 30 June 2024 (31 December 2023: £4,120 million).
The following table is an analysis of future payments in relation to the Group’s borrowings, on an accruals and undiscounted basis which, therefore, differs from the carrying value:

	30 June 2024	31 December 2023
	£m	£m
Within one year	(1,165)	(711)
Between one and two years	(138)	(535)
Between two and three years	(1,397)	(746)
Between three and four years	(742)	(726)
Between four and five years	(83)	(704)
Over five years	(2,956)	(1,859)
Bond borrowings (including interest)	(6,481)	(5,281)
Short-term overdrafts – within one year	(184)	(358)
Future anticipated cash flows	(6,665)	(5,639)
Effect of discounting and interest	1,166	918
Borrowings	(5,499)	(4,721)
Cash and short-term deposits	2,128	2,218
Cash and cash equivalents less bond borrowings	(3,371)	(2,503)
Note
1    Bank overdrafts are included in cash and cash equivalents because they form an integral part of the Group’s cash management.
8. Related party transactions
The Group enters into transactions with its associate undertakings. The Group has continuing transactions with Compas and Kantar, including sales, purchases, the provision of IT services, subleases and property-related items.
In the period ended 30 June 2024, revenue of £202 million (30 June 2023: £112 million) was reported in relation to Compas, an associate in the USA, and revenue of £5 million (30 June 2023: £7 million) was reported in relation to Kantar.
The following amounts were outstanding at 30 June 2024:

	30 June 2024	31 December 2023
	£m	£m
Amounts owed by related parties	83	74

Amounts owed to related parties	(63)	(75)
There are no material provisions for doubtful debts relating to these balances and no material expense has been recognised in the income statement in relation to bad or doubtful debts for the period ended 30 June 2024.

Notes to the unaudited condensed consolidated interim financial statements (continued)
9. Financial Instruments - fair value
The following table provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into levels 1 to 3 based on the degree to which the fair value is observable, or based on observable inputs:

	Level 1	Level 2	Level 3	Total
	£m	£m	£m	£m
30 June 2024
Derivatives in designated hedge relationships
Derivative assets	—	4	—	4
Derivative liabilities	—	(57)	—	(57)
Held at fair value through profit or loss
Other investments	—	—	238	238
Derivative assets	—	2	—	2
Derivative liabilities	—	(4)	—	(4)
Payments due to vendors (earnout agreements)	—	—	(151)	(151)
Held at fair value through other comprehensive income
Other investments	7	—	67	74
The fair values of financial assets and liabilities are based on quoted market prices where available. Where the market value is not available, the Group has estimated relevant fair values on the basis of available information from outside sources. There have been no transfers between levels during the period.
Reconciliation of level 3 fair value measurements:

	Payments due to vendors (earnout agreements)	Other investments
	£m	£m
1 January 2024	(199)	325
Gains/(losses) recognised in the income statement	24	(20)
Losses recognised in other comprehensive income	—	(1)
Exchange adjustments	—	—
Additions	(1)	1
Settlements	25	—
30 June 2024	(151)	305

10. Contingent liabilities

The Group operates in a large number of markets with complex tax and legislative regimes that are open to subjective interpretation, and for which tax audits can take several years to resolve. The Group has received a number of demands and assessments from different states in India that have been or will be appealed to the courts, none of which are individually material. However, as permitted by IAS 37, the provision of any further information within this disclosure is expected to seriously prejudice the Group’s position in the dispute, given that appeals are ongoing. The Group continues to believe that we will be successful in our appeals, however any appeal process is intrinsically uncertain. There is no significant change to the contingent liability since the publication of the fiscal year 2023 Form 20-F on 21 March 2024.

Notes to the unaudited condensed consolidated interim financial statements (continued)
11. Reconciliation of profit before taxation to headline operating profit

	Six months ended 30 June 2024	Six months ended 30 June 2023
	£m	£m
Profit before taxation	338	204
Finance and investment income	(74)	(103)
Finance costs	210	231
Revaluation and retranslation of financial instruments	(35)	(25)
Profit before interest and taxation	439	307
Earnings from associates - after interest and tax	(16)	(1)
Operating profit	423	306
Goodwill impairment	—	53
Amortisation and impairment of acquired intangible assets	57	36
Impairment of investments in associates	23	11
Restructuring and transformation costs	131	87
Property-related restructuring costs	22	180
(Gains)/losses on disposal of investments and subsidiaries	(8)	3
Gains on disposal of property	(2)	—
Litigation settlement	—	(10)
Headline operating profit	646	666

12. Events after the reporting period

On 7 August 2024, the Group announced it has entered into an agreement to sell its entire majority stake in FGS Global (FGS) to Kite Bidco Inc., an entity controlled by investment funds managed or advised by Kohlberg Kravis Roberts & Co. L.P. (KKR), at an enterprise value of $1.7 billion. FGS, a leading strategic communications and advisory firm, is a constituent of the Group’s Public Relations operating segment. The transaction is expected to close before the end of 2024, subject to regulatory approvals and other customary closing conditions.